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                                               Filed Pursuant to Rule 424(b) (3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2081 DATED 08 JANUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 3,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
                 ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL
            A$ BONDS DUE 2009 CURRENTLY TOTALING A$ 4,301,016,000.00
                    (A$ 2,200,187,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.   (i)   Issuer:                            Queensland Treasury Corporation

     (ii)  Guarantor:                         The Treasurer on behalf of the
                                              Government of Queensland


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2.         Benchmark line:                    2009
                                              (to be consolidated and form
                                              a single series with QTC 6% Global
                                              A$Bonds due 14 July 2009, ISIN
                                              US748305BB44)

3.         Specific Currency or Currencies:   AUD ("A$")

4.   (i)   Issue price:                       101.185%

     (ii)  Dealers' fees and commissions      No fee or commission is payable
           paid by Issuer:                    in respect of the issue of the
                                              bond(s) described in these final
                                              terms (which will constitute a
                                              "pricing supplement" for purposes
                                              of any offers or sales in the
                                              United States or to U.S. persons).
                                              Instead, QTC pays fees and
                                              commissions in accordance with the
                                              procedure described in the QTC
                                              Offshore and Onshore Fixed
                                              Interest Distribution Group
                                              Operational Guidelines.

5.         Specified Denominations:           A$1,000

6.   (i)   Issue Date:                        09 January 2009

     (ii)  Record Date (date on and from      6 January / 6 July. Security will
           which security is Ex-interest):    be ex-interest  on and from
                                              7 January / 7 July.

     (iii) Interest Payment Dates:            14 January / 14 July

7.         Maturity Date:                     14 July 2009

8.         Interest Basis:                    6 per cent Fixed Rate

9.         Redemption/Payment Basis:          Redemption at par

10.        Change of Interest Basis or        Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:               Senior and rank pari passu with
                                              other senior, unsecured debt
                                              obligations of QTC

     (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                              all its other unsecured
                                              obligations

12.        Method of distribution:            Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

     (i)   Rate(s) of Interest:               6 per cent per annum payable
                                              semi-annually in arrears

     (ii)  Interest Payment Date(s):          14 January and 14 July in each
                                              year up to and including the
                                              Maturity Date

     (iii) Fixed Coupon Amount(s):            A $30 per A$1,000 in nominal
           (Applicable to bonds in definitive amount form)

     (iv)  Determination Date(s):             Not Applicable

     (v)   Other terms relating to the        None
           method of calculating
           interest for Fixed Rate Bonds:

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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:           A$1,000 per bond of A$1,000
                                              Specified Denomination
                                              (NB: If the Final Redemption
                                              Amount is other than 100 per cent.
                                              of the nominal value the bonds
                                              will be derivative securities for
                                              the purposes of the Prospectus
                                              Directive and the requirements of
                                              Annex XII to the Prospectus
                                              Directive Regulation will apply
                                              and the Issuer will prepare and
                                              publish a supplement to the
                                              Prospectus)

15.        Early Redemption Amount(s)         Not Applicable
           payable on redemption for
           taxation reasons or on event of
           default and/or the method of
           calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                     Permanent Global Note not
                                              exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or Not Applicable other special provisions relating to Payment Dates:

18.        Talons for future Coupons or       No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special conditions: Not Applicable

                                              (When adding any other final terms
                                              consideration should be given as
                                              to whether such terms constitute
                                              "significant new factors" and
                                              consequently trigger the need for
                                              a supplement to the Prospectus
                                              under Article 16 of the Prospectus
                                              Directive)

DISTRIBUTION

20.  (i)   If syndicated, names and           Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:          08 January 2009

     (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.        If non-syndicated, name and        UBS AG, Australia Branch
           address of relevant Dealer:        Level 25, Governor Phillip Tower
                                              1 Farrer Place
                                              Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
           applicable or TEFRA rules not
           applicable:

23.        Non exempt Offer                   Not Applicable

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                                              (N.B. Consider any local
                                              regulatory requirements necessary
                                              to be fulfilled so as to be able
                                              to make a non-exempt offer in
                                              relevant jurisdictions. No such
                                              offer should be made in any
                                              relevant jurisdiction until those
                                              requirements have been met. Non-
                                              exempt offers may only be made
                                              into jurisdictions in which the
                                              base prospectus (and any
                                              supplement) has been notified/
                                              passported.)

24.        Additional selling restrictions:   Not Applicable

LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   ------------------------------------------------
                 Duly authorized
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                          PART B--OTHER INFORMATION

1.    LISTING AND ADMISSION TO TRADING

      (i) Listing                             Bourse de Luxembourg.

      (ii) Admission to trading:              Application has been made by the
                                              Issuer (or on its behalf) for the
                                              bonds to be admitted to trading
                                              on the regulated market of the
                                              Bourse de Luxembourg with effect
                                              from the Issue Date.

                                              (Where documenting a fungible
                                              issue need to indicate that
                                              original securities are already
                                              admitted to trading.)

2.    RATINGS

      Ratings:                                The bonds to be issued have been
                                              rated:
                                              S&P:      AAA
                                              Moody's:  Aaa

                                              An obligation rate `AAA' by S&P
                                              has the highest credit rating
                                              assigned by Standard & Poor's. The
                                              obligor's capacity to meet its
                                              financial commitment on the
                                              obligation is extremely strong.

                                              Obligations rated `AAA' by Moody's
                                              are judged to be of the highest
                                              quality with minimal credit risk.

                                              A credit rating is not a
                                              recommendation to buy, sell or
                                              hold securities and may be revised
                                              or withdrawn by the rating agency
                                              at any time. Each rating should be
                                              evaluated independently of any
                                              other rating.

                                              (The above disclosure should
                                              reflect the rating allocated to
                                              bonds issued under the bond
                                              facility generally or, where the
                                              issue has been specifically rated,
                                              that rating.)

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                  See "Use of Proceeds" section in
                                              the prospectus supplement--if
                                              reasons for offer different from
                                              making profit and/or hedging
                                              certain risks will need to include
                                              those reasons here.


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(ii)  Estimated net proceeds:                 Not Applicable.
                                              (If proceeds are intended for more
                                              than one use will need to split
                                              out and present in order of
                                              priority. If proceeds insufficient
                                              to fund all proposed uses state
                                              amount and sources of other
                                              funding.)

(iii)  Estimated total expenses:              Not Applicable.
                                              [Expenses are required to be
                                              broken down into each principal
                                              intended "use" and presented in
                                              order of priority of such "uses".]

5.     YIELD

       Indication of yield:                   3.52%
                                              Calculated as 7 basis points less
                                              than the yield on the equivalent
                                              A$ Domestic Bond issued by the
                                              Issuer under its Domestic A$ Bond
                                              Facility on the Trade Date.
                                              The yield is calculated at the
                                              Trade Date on the basis of the
                                              Issue Price. It is not an
                                              indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                             US748305BB44

(ii)   Common Code:                           008568618

(iii)  CUSIP Code:                            748305BB4

(iv)   Any clearing system(s) other than      Not Applicable
       Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                              Delivery free of payment

(vi)   Names and addresses of additional      [  ]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                           Not applicable

(ii)   [Conditions to which the offer is      Not applicable
       subject;]

(iii)  [Description of the application        Not applicable
       process;]

(iv)   [Details of the minimum and/or         Not applicable
       maximum amount of application;]

(v)    [Description of possibility to         Not applicable
       reduce subscriptions and manner
       for refunding excess amount paid
       by applicants;]

(vi)   [Details of the method and time        Not applicable
       limits for paying up and
       delivering the bonds;]

(vii)  [Manner in and date on which           Not applicable
       results of the offer are to be
       made public;]

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(viii) [Procedure for exercise of any                 Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential                       Not applicable
       investors to which the
       bonds are offered and whether
       tranche(s) have been reserved for
       certain countries;]

(x)    [Process for notification to                   Not applicable
       applicants of the amount allotted
       and the indication whether
       dealing may begin before
       notification is made;]

(xi)   [Amount of any expenses and taxes              Not applicable
       specifically charged to the
       subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the               None
       extent know to the Issuer, of the
       placers in the various countries
       where the offer takes place.]